Exhibit 99

For Immediate Release October 5, 2010	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES LONG-TERM FINANCIAL GOALS

•	Declares $0.25 per limited partner unit distribution for 2010 – 24th consecutive year of distributions to unitholders

•	Proven business strategy and financial flexibility in place to drive growth

•	Reaffirms fiscal 2010 revenues and Adjusted EBITDA guidance

SANDUSKY, OHIO, October 5, 2010 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced the declaration of a cash distribution of $0.25 per limited-partner unit. The Company also announced that it has established the following long-term financial goals upon the completion of its strategic planning process with management and its board of directors:

•	Grow revenues by 10% to 14% by 2015 (~2.3% CAGR)

•	Grow Adjusted EBITDA by 10% to 14% by 2015 (~2.3% CAGR)

•	Achieve free cash flows of $120 million to $140 million on an annual basis during 2012 to 2015

•	Reduce its Consolidated Leverage Ratio to 4.0x in 2013

•	Provide for a sustainable and growing distribution to unitholders – between $1.25 to $1.75 per limited-partner unit by 2015

As part of this planning process, the Company also reaffirmed its previous 2010 outlook of revenues between $940 million and $965 million and Adjusted EBITDA, excluding one-time costs, between $320 million and $340 million. In 2010, the Company also expects cash interest of approximately $130 million, cash taxes between $20 million and $23 million, and capital expenditures of $85 million.

“Building on the positive value-creating momentum we have cultivated through the successful refinancing of our debt, coupled with our strong performance through the summer operating season, we have developed a comprehensive five-year plan to position us for consistent, steadily increasing growth going forward while

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces Long-Term Financial Goals

October 5, 2010

returning an attractive income stream to our investors through a sustainable distribution policy,” said Dick Kinzel, chairman, president and chief executive officer.

The Company plans to achieve these goals by steadily growing its attendance and revenues through continued investment in trend-setting new rides and attractions along with new targeted marketing programs. The Company will also continue to maintain strict controls over operating costs while maintaining its “best-in-class” visitor experience. Finally, further opportunistic reduction of debt through the prudent use of free cash flows will position Cedar Fair with the balance sheet flexibility it needs to take advantage of future growth opportunities.

“Cedar Fair is a recognized leader in the regional amusement park industry with a business model that has generated healthy revenues and strong cash flows in all economic climates over many years,” added Kinzel. “I am confident that the expertise and proven success of our management team will keep us focused on executing our strategy, and delivering maximum long-term value creation for our unitholders.”

The $0.25 per limited partner unit distribution will be paid on December 15, 2010 to holders of record December 3, 2010. This is the 24th consecutive year in which Cedar Fair has paid a distribution to its unitholders.

Conference Call

The Company will host a conference call with analysts today, October 5, 2010, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web-site (www.cedarfair.com). A slide presentation will also be available via the webcast and a copy of the presentation will be filed with the SEC immediately following the call. The conference call will be available for replay starting at approximately 1:00 p.m. ET, Tuesday, October 5, 2010, until 11:59 p.m. ET, Tuesday, October 19, 2010. In order to access the replay of the earnings call, please dial 1-877-870-5176, followed by the access code 4369543.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces Long-Term Financial Goals

October 5, 2010

Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Forward-Looking Statements

Some of the statements contained in this news release may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to Cedar Fair’s expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond the Company’s control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors could adversely affect the Company’s future financial performance and cause actual results to differ materially from the Company’s expectations, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and the risk factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”). Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233